Exhibit 10.1

July 16, 2019

Tom Deitrich
11900 Sea Eagle Cove
Austin, TX 78738

Dear Tom,

On behalf of Itron, Inc. ("Company), we are pleased to promote you to the position of President and Chief Executive Officer of the Company, reporting to the Company's Board of Directors (the "Board"), with the authority and duties set forth in the Company's By-laws. This position will be based out of Austin, Texas. For purposes of this letter agreement ("Agreement"), the effective date of your promotion and beginning of your new role shall be August 6, 2019 ("Promotion Date").

Following are the specifics of your offer:

Base Salary

You will be paid a base salary that annualizes to $800,000 less applicable taxes and withholdings, paid in accordance with the Company's normal payroll practices and subject to annual review.

Executive Management Incentive Plan

You will continue to be eligible to participate in the Executive Management Incentive Plan ("EMIP"), and we will increase your incentive target to 125% of your annual gross salary. Any bonus payment will be subject to applicable taxes and withholdings. Your 2019 participation will be prorated based on the Promotion Date through the end of the fiscal year. Consistent with the terms of the plan, your existing 100% bonus target will apply to the period from January through July 2019. To qualify for the bonus, you must remain continuously employed with the Company through the scheduled payment date, subject to the provisions of the EMIP. The Company reserves the right to review, change, amend, or cancel incentive plans at any time.

Long-Term Incentives

You will receive an equity award under the Company's Long-Term Incentive Plan. For 2019, we will provide you a grant valued at $3,500,000 with $1,500,000 of the value in Time-Based RSU's and $2,000,000 in stock options. This grant will be made at the next regular board meeting following your Promotion Date. You also may be eligible to receive future annual grants at a target value of $3,000,000, which will be contingent upon your performance.

Tom Deitrich
July 16, 2019
Page | 2

Benefits

If you have questions about continuation of any executive benefits, please contact me and we can discuss.

Other Agreements

You previously signed the following agreements, each dated October 10, 2015:

•	Amended and Restated Change in Control Severance Agreement; and
•	Itron, Inc. Indemnification Agreement.

These agreements will continue to be effective on and after your Promotion Date, and you and the Company will continue to be bound by their terms and conditions. If you wish to receive copies of the executed agreements, please let me know. We will be glad to provide those to you.

Additionally, you will be provided with, and required to sign, an updated Employee Invention and Non-Disclosure Agreement ("NDA"), including customary non-solicit and non-compete provisions. Your promotion offer is contingent on executing the updated NDA.

Insider Trading

Consistent with current restrictions, you will be prohibited from trading Itron securities from time to time in accordance with the Company's Insider Trading Policy and related blackout procedures. A copy of the policy will be provided to you on your Promotion Date, and you will be required to sign a certificate to indicate you have read and understood the policy.

Mutual Agreement to Arbitrate

You and the Company understand and agree that any existing or future dispute or claim arising out of or related to your employment, or the termination of your employment, will be resolved by final and binding arbitration and that no other forum for dispute resolution will be available to either party, except those claims excluded by law. The decision of the arbitrator shall be final and binding on both you and the Company and it shall be enforceable by any court having proper jurisdiction. This Agreement is made in the State of Texas and is governed by Texas law without regard to choice-of-law rules.

Your employment with the Company will be "at will", meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason that is not prohibited by law. To accept this offer, please sign this letter in the space provided below and return it to Michel Cadieux at michel.cadieux@itron.com.

This Agreement constitutes the entire agreement between you and the Company with respect to your employment and supersedes any and all prior or contemporaneous oral or written representations, understandings, agreements or communications.

Tom Deitrich
July 16, 2019
Page | 3

On behalf of the entire Itron team, heartiest congratulations in your new role.  We look forward to your continued success and partnership at the Company.

Warm regards,

/s/ MICHEL CADIEUX
Michel Cadieux
Senior Vice President Human Resources

c: Personal File

/s/ TOM DEITRICH	July 16, 2019
Tom Deitrich	Date